Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
GATX CORPORATION REPORTS 2020 FIRST-QUARTER RESULTS

•	Net income for the first quarter 2020 was $46.3 million or $1.31 per diluted share

•	GATX suspends 2020 guidance due to uncertainties related to the COVID-19 pandemic

•	Rail North America’s fleet utilization remained strong at 99.0%

CHICAGO, May 4, 2020 - GATX Corporation (NYSE: GATX) today reported 2020 first-quarter net income of $46.3 million or $1.31 per diluted share, compared to net income of $41.5 million or $1.12 per diluted share in the first quarter of 2019.

“GATX posted solid first-quarter results despite continuing weakness in the North American railcar leasing market and a deteriorating global economy,” said Brian A. Kenney, president and chief executive officer of GATX. “During this unprecedented time, our focus has been on ensuring the health and safety of our global workforce and serving our customers with minimal disruptions.

“Rail North America’s performance in the quarter was generally consistent with our expectations coming into 2020. We achieved fleet utilization of 99% at the end of the quarter and a renewal success rate of 74.6%. The renewal lease rate change of GATX’s Lease Price Index was negative 11.6% in the quarter, with an average renewal term of 31 months.

“Rail International performed as expected. Fleet utilization at GATX Rail Europe remains high at 98.5% at quarter end, and GATX Rail India grew its fleet to over 3,900 railcars while maintaining utilization at 100%. Within Portfolio Management, our Rolls-Royce and Partners Finance affiliates produced favorable results, despite an unprecedented drop in commercial air travel in the latter part of the quarter. Finally, American Steamship Company’s sailing season began at the end of March with seven of the planned 11 vessels currently deployed in anticipation of lower tonnage due to COVID-19 impacts. The sale of American Steamship Company is expected to close in the second quarter.”

Mr. Kenney added, “While the impact of the COVID-19 pandemic on our first-quarter results was limited, we expect future operating results to be negatively impacted, the magnitude of which is highly uncertain and depends on many factors that continue to evolve rapidly, including the scope and duration of the pandemic's disruptions and the shape and timing of the eventual recovery. Accordingly, we are suspending our previously announced full-year 2020 guidance.”

Mr. Kenney concluded, “I am grateful for the dedication and resilience of our employees in the face of the current obstacles. The challenges posed by the COVID-19 pandemic are extraordinary and unparalleled. However, GATX has managed through a number of crises and economic cycles during its 120-plus-year history. We entered the current crisis with a strong balance sheet, excellent liquidity, and committed long-term leases that provide a source of stable cash flows—all of which we expect positions GATX to navigate through this difficult period and capitalize on attractive investment opportunities that may arise.”

RAIL NORTH AMERICA
Rail North America reported segment profit of $72.0 million in the first quarter of 2020, compared to $68.4 million in the first quarter of 2019. Higher segment profit was primarily a result of higher gains on asset dispositions, partially offset by lower lease revenue.

At March 31, 2020, Rail North America’s wholly owned fleet was comprised of approximately 117,600 cars, including more than 15,000 boxcars. The following fleet statistics and performance discussion exclude the boxcar fleet.

Fleet utilization was 99.0% at the end of the first quarter, compared to 99.3% at the end of the prior quarter and 99.4% at the end of the first quarter of 2019. During the first quarter, the renewal lease rate change of the GATX Lease Price Index (LPI) was negative 11.6%. This compares to negative 9.1% in the prior quarter and positive 5.2% in the first quarter of 2019. The average lease renewal term for all cars included in the LPI during the first quarter was 31 months, compared to 37 months in the prior quarter and 39 months in the first quarter of 2019. Rail North America’s investment volume during the first quarter was $110.9 million.

Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.

RAIL INTERNATIONAL
Rail International’s segment profit was $13.9 million in the first quarter of 2020, compared to $14.8 million in the first quarter of 2019. Higher lease revenue in 2020, due to more cars on lease, was more than offset by changes in foreign currency exchange rates, resulting in lower segment profit.

At March 31, 2020, GATX Rail Europe’s (GRE) fleet consisted of approximately 25,400 cars. Utilization was 98.5%, compared to 99.3% at the end of the prior quarter and 98.9% at the end of the first quarter of 2019. Additional fleet statistics for GRE are provided on the last page of this press release.

PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $19.5 million in the first quarter of 2020, compared to $12.3 million in the first quarter of 2019. The increase in segment profit is primarily attributable to strong performance at the Rolls-Royce and Partners Finance affiliates.

AMERICAN STEAMSHIP COMPANY
American Steamship Company (ASC) reported segment profit of $0.9 million in the first quarter of 2020, compared to $2.5 million in the first quarter of 2019. ASC’s operations are limited during the first quarter as the vessels are in winter lay-up from mid-January through late March.

On February 7, 2020, we entered into an agreement to sell ASC. The sale is subject to customary closing conditions.

COMPANY DESCRIPTION
GATX Corporation (NYSE: GATX) strives to be recognized as the finest railcar leasing company in the world by our customers, our shareholders, our employees and the communities where we operate. As the leading global railcar lessor, GATX has been providing quality railcars and services to its customers for more than 121 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898. For more information, please visit the Company’s website at www.gatx.com.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2020 first-quarter results. Call details are as follows:
Monday, May 4, 2020
11 a.m. Eastern Time
Domestic Dial-In: 1-800-263-0877
International Dial-In: 1-786-460-7199
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 9070292

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS
Statements in this Earnings Release not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.
The following factors, in addition to those discussed in our other filings with the SEC, including our Form 10-K for the year ended December 31, 2019, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•
the severity and duration of the global COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our personnel, operations, commercial activity, supply chain,  the demand for our assets, the value of our assets and our liquidity
•
exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving our railcars and other transportation assets
•
inability to maintain our transportation assets on lease at satisfactory rates due to oversupply of assets in the market or other changes in supply and demand
•
a significant decline in customer demand for our assets or services, including as a result of:
◦
weak macroeconomic conditions
◦
weak market conditions in our customers' businesses
◦
declines in harvest or production volumes
◦
adverse changes in the price of, or demand for, commodities
◦
changes in railroad operations or efficiency
◦
changes in railroad pricing and service offerings, including those related to "precision scheduled railroading"
◦
changes in supply chains
◦
availability of pipelines, trucks, and other alternative modes of transportation
◦
changes in conditions affecting the aviation industry, including geographic exposure and customer concentrations
◦
other operational or commercial needs or decisions of our customers
◦
customers' desire to buy, rather than lease, our transportation assets
•
higher costs associated with increased assignments of our transportation assets following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives

•
events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure
•
financial and operational risks associated with long-term railcar purchase commitments, including increased costs due to tariffs or trade disputes
•
reduced opportunities to generate asset remarketing income
•
inability to successfully consummate and manage ongoing acquisition and divestiture activities
•
operational and financial risks related to our affiliate investments, including the Rolls-Royce & Partners Finance joint ventures, and the durability and reliability of aircraft engines
•
fluctuations in foreign exchange rates
•
failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees
•
asset impairment charges we may be required to recognize
•
deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs
•
uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021
•
competitive factors in our primary markets, including competitors with a significantly lower cost of capital than GATX
•
risks related to our international operations and expansion into new geographic markets, including the inability to access railcar supply and the imposition of new or additional tariffs, quotas, or trade barriers
•
changes in, or failure to comply with, laws, rules, and regulations
•
inability to obtain cost-effective insurance
•
environmental remediation costs
•
potential obsolescence of our assets
•
inadequate allowances to cover credit losses in our portfolio
•
operational, functional and regulatory risks associated with severe weather events, climate change and natural disasters
•
inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Shari Hellerman
Director, Investor Relations
GATX Corporation
312-621-4285
shari.hellerman@gatx.com

Investor, corporate, financial, historical financial, and news release information may be found at www.gatx.com.

(5/4/2020)

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended March 31
	2020	2019
Revenues
Lease revenue	$271.7	$274.4
Marine operating revenue	11.8	13.1
Other revenue	25.4	29.5
Total Revenues	308.9	317.0
Expenses
Maintenance expense	86.6	81.2
Marine operating expense	10.4	12.1
Depreciation expense	80.4	79.9
Operating lease expense	13.3	13.7
Other operating expense	8.5	8.0
Selling, general and administrative expense	42.4	46.1
Total Expenses	241.6	241.0
Other Income (Expense)
Net gain on asset dispositions	27.4	8.9
Interest expense, net	(46.8)	(46.5)
Other expense	(8.2)	(3.2)
Income before Income Taxes and Share of Affiliates’ Earnings	39.7	35.2
Income taxes	(12.9)	(8.4)
Share of affiliates’ earnings, net of taxes	19.5	14.7
Net Income	$46.3	$41.5

Share Data
Basic earnings per share	$1.33	$1.14
Average number of common shares	34.9	36.5
Diluted earnings per share	$1.31	$1.12
Average number of common shares and common share equivalents	35.4	37.1
Dividends declared per common share	$0.48	$0.46

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31	December 31
	2020	2019
Assets
Cash and Cash Equivalents	$570.7	$151.0
Receivables
Rent and other receivables	76.9	87.1
Finance leases (as lessor)	66.8	90.3
Less: allowance for losses	(6.2)	(6.2)
	137.5	171.2

Operating Assets and Facilities	9,972.5	9,897.4
Less: allowance for depreciation	(3,222.1)	(3,190.2)
	6,750.4	6,707.2
Lease Assets (as lessee)
Right of use assets, net of accumulated depreciation	402.8	413.9
Finance leases, net of accumulated depreciation	—	8.9
	402.8	422.8

Investments in Affiliated Companies	532.4	512.6
Goodwill	80.6	81.5
Other Assets	243.5	238.8
Total Assets	$8,717.9	$8,285.1

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$120.6	$149.1
Debt
Commercial paper and borrowings under bank credit facilities	275.5	15.8
Recourse	5,043.7	4,780.4
	5,319.2	4,796.2
Lease Obligations (as lessee)
Operating leases	399.3	432.3
Finance leases	—	7.9
	399.3	440.2

Deferred Income Taxes	930.2	924.3
Other Liabilities	117.6	140.2
Total Liabilities	6,886.9	6,450.0
Total Shareholders’ Equity	1,831.0	1,835.1
Total Liabilities and Shareholders’ Equity	$8,717.9	$8,285.1

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2020
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$212.1	$58.3	$0.3	$1.0	$—	$271.7
Marine operating revenue	—	—	3.3	8.5	—	11.8
Other revenue	23.6	1.8	—	—	—	25.4
Total Revenues	235.7	60.1	3.6	9.5	—	308.9
Expenses
Maintenance expense	72.9	12.9	—	0.8	—	86.6
Marine operating expense	—	—	4.1	6.3	—	10.4
Depreciation expense	63.6	15.5	1.3	—	—	80.4
Operating lease expense	13.3	—	—	—	—	13.3
Other operating expense	6.6	1.8	0.1	—	—	8.5
Total Expenses	156.4	30.2	5.5	7.1	—	199.2
Other Income (Expense)
Net gain on asset dispositions	26.8	0.1	0.5	—	—	27.4
Interest (expense) income, net	(33.3)	(10.6)	(2.9)	(1.3)	1.3	(46.8)
Other expense	(0.8)	(5.5)	—	(0.2)	(1.7)	(8.2)
Share of affiliates’ pre-tax income	—	—	23.8	—	—	23.8
Segment profit (loss)	$72.0	$13.9	$19.5	$0.9	$(0.4)	$105.9
Less:
Selling, general and administrative expense						42.4
Income taxes (includes $4.3 related to affiliates’ earnings)						17.2
Net income						$46.3
Selected Data:
Investment volume	$110.9	$69.3	$0.3	$13.7	$0.5	$194.7
Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$26.9	$—	$—	$—	$—	$26.9
Residual sharing income	0.1	—	0.5	—	—	0.6
Non-remarketing disposition (losses) gains (1)	(0.2)	0.1	—	—	—	(0.1)
	$26.8	$0.1	$0.5	$—	$—	$27.4
__________
(1) Includes net gains (losses) from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2019
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$220.9	$52.2	$0.3	$1.0	$—	$274.4
Marine operating revenue	—	—	2.4	10.7	—	13.1
Other revenue	27.4	2.0	0.1	—	—	29.5
Total Revenues	248.3	54.2	2.8	11.7	—	317.0
Expenses
Maintenance expense	68.8	12.1	—	0.3	—	81.2
Marine operating expense	—	—	4.6	7.5	—	12.1
Depreciation expense	64.3	14.0	1.6	—	—	79.9
Operating lease expense	13.7	—	—	—	—	13.7
Other operating expense	6.4	1.5	0.1	—	—	8.0
Total Expenses	153.2	27.6	6.3	7.8	—	194.9
Other Income (Expense)
Net gain on asset dispositions	8.2	0.4	0.3	—	—	8.9
Interest (expense) income, net	(34.2)	(9.9)	(2.7)	(1.4)	1.7	(46.5)
Other expense	(0.7)	(2.3)	—	—	(0.2)	(3.2)
Share of affiliates’ pre-tax income	—	—	18.2	—	—	18.2
Segment profit	$68.4	$14.8	$12.3	$2.5	$1.5	$99.5
Less:
Selling, general and administrative expense						46.1
Income taxes (includes $3.5 related to affiliates’ earnings)						11.9
Net income						$41.5
Selected Data:
Investment volume	$99.0	$33.1	$—	$14.5	$0.7	$147.3
Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$9.7	$—	$—	$—	$—	$9.7
Residual sharing income	0.1	—	0.3	—	—	0.4
Non-remarketing disposition (losses) gains (1)	(1.6)	0.4	—	—	—	(1.2)
	$8.2	$0.4	$0.3	$—	$—	$8.9
 __________
(1) Includes net gains (losses) from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)

	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Total Assets, Excluding Cash, by Segment
Rail North America	$5,634.6	$5,632.4	$5,611.9	$5,607.7	$5,646.7
Rail International	1,447.7	1,462.8	1,368.4	1,404.1	1,315.6
Portfolio Management	656.5	637.0	637.5	626.6	612.8
ASC	300.8	291.1	319.0	331.2	311.1
Other	107.6	110.8	105.5	96.6	99.4
Total Assets, excluding cash	$8,147.2	$8,134.1	$8,042.3	$8,066.2	$7,985.6
Debt and Lease Obligations, Net of Unrestricted Cash
Unrestricted cash	$(570.7)	$(151.0)	$(48.6)	$(286.6)	$(248.4)
Commercial paper and bank credit facilities	275.5	15.8	112.0	26.0	15.9
Recourse debt	5,043.7	4,780.4	4,580.2	4,832.5	4,768.1
Operating lease obligations	399.3	432.3	440.3	454.5	456.3
Finance lease obligations	—	7.9	—	10.6	11.0
Total debt and lease obligations, net of unrestricted cash	5,147.8	5,085.4	5,083.9	5,037.0	5,002.9
Shareholders’ Equity	$1,831.0	$1,835.1	$1,786.5	$1,834.8	$1,809.2
Recourse Leverage (1)	2.8	2.8	2.8	2.7	2.8
 _________

(1)	Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets, Excluding Cash
Total Assets	$8,717.9	$8,285.1	$8,090.9	$8,353.1	$8,240.2
Less: cash	(570.7)	(151.0)	(48.6)	(286.9)	(254.6)
Total Assets, excluding cash	$8,147.2	$8,134.1	$8,042.3	$8,066.2	$7,985.6

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	(11.6)%	(9.1)%	(7.7)%	(2.8)%	5.2%
Average renewal term (months)	31	37	40	40	39
Fleet Rollforward (2)
Beginning balance	102,845	103,255	103,554	104,830	105,472
Cars added	883	965	902	661	617
Cars scrapped	(389)	(620)	(513)	(377)	(662)
Cars sold	(781)	(755)	(688)	(1,560)	(597)
Ending balance	102,558	102,845	103,255	103,554	104,830
Utilization	99.0%	99.3%	99.2%	99.5%	99.4%
Average active railcars	101,668	102,309	102,653	104,089	104,613
Boxcar Fleet
Ending balance	15,026	15,264	15,803	15,921	16,006
Utilization	94.6%	95.0%	93.5%	94.1%	95.2%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	24,561	24,211	23,967	23,531	23,412
Cars added	871	416	325	491	185
Cars scrapped/sold	(80)	(66)	(81)	(55)	(66)
Ending balance	25,352	24,561	24,211	23,967	23,531
Utilization	98.5%	99.3%	99.4%	98.9%	98.9%
Average active railcars	24,622	24,216	23,877	23,480	23,105
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	72.7%	77.1%	77.4%	77.7%	78.4%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	(6.3)%	(4.9)%	(3.8)%	(2.9)%	(3.1)%
Year-over-year Change in U.S. Carloadings (chemical) (4)	3.1%	(0.6)%	(0.2)%	(0.1)%	(1.0)%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	3.6%	12.2%	16.6%	23.2%	22.0%
Production Backlog at Railcar Manufacturers (5)	46,330	51,295	58,127	69,227	73,076
American Steamship Company Statistics
Total Net Tons Carried (millions)	1.0	7.5	9.6	8.7	1.2
 _________
(1) GATX's Lease Price Index (LPI) is an internally-generated business indicator that measures lease rate pricing on renewals for our North American railcar fleet, excluding boxcars. GATX calculates the index using the weighted-average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).